Exhibit 99.4
                                 TENGASCO, INC.
                                 603 Main Avenue
                                    Suite 500
                               Knoxville, TN 37902

                       36,300,000 SHARES OF COMMON STOCK,

                  ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

-------------------------------------------------------------------------------
| THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M., NEW YORK CITY TIME, |
|                     ON APRIL ____, 2004 UNLESS EXTENDED.                     |
-------------------------------------------------------------------------------

-------------, 2004

To:  Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees

        This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by Tengasco, Inc. of an aggregate of 36,300,000 shares (the "Shares") of the
Company's common stock ("Common Stock") at a subscription price of $0.25 per Share purchased (the "Subscription Price"), pursuant to the exercise of non-transferable subscription rights ("Subscription Rights") initially distributed to all holders of record of shares of the Common Stock as of the close of business on ______________, 2004. The Subscription Rights, including the oversubscription privilege, are described in the enclosed prospectus and evidenced by a Rights Certificate registered in your name or in the name of your nominee.

        Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Subscription Right for each share of Common Stock owned by such beneficial owner. Shareholders may purchase three Shares for each Subscription Right exercised. Shareholders will not receive fractional Subscription Rights, but instead Subscription Rights will be rounded down to the next lowest full Subscription Right.

        We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

        Enclosed are copies of the following documents for you to use:

        1. Prospectus;

        2. Form of Letter from Tengasco, Inc. to its Shareholders;

        3. Instructions for Use of Tengasco, Inc. Rights Certificates;

        Return   envelope   addressed  to  Mellon   Investor   Services  LLC  as
Subscription Agent.

        Your prompt action is requested. The Subscription Rights will expire at 5:00 P.M., New York City time, on ------------------------------, 2004 (as it may be extended, the "Expiration Date").

        To exercise Subscription Rights, properly completed and executed Rights Certificates and payment in full for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the prospectus prior to the Expiration Date.

        The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting subscriptions for Subscription Rights pursuant to the rights offering, other than the Subscription Agent and the information agent as described in the prospectus.

        Additional  copies  of  the  enclosed   materials  may  be  obtained  by
contacting Mellon Investor Services LLC toll free at 888-566-9477.

Sincerely,



TENGASCO, INC.

        NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF TENGASCO, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID
EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.